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                                                                   EXHIBIT 99.1

MARLBOROUGH, MASS. - (JULY 14, 2003) - EXACT Sciences Corporation (NASDAQ: EXAS) today presented data suggesting that the incorporation of its novel technology, Effipure(TM), into its PreGen-Plus(TM) assay would likely result in an increase in sensitiviTY Of the assay. Although further studies need to be performed to confirm these results, the Company is very encouraged by the data to date. Effipure will be incorporated into the version of PreGen-Plus that EXACT Sciences and Laboratory Corporation of America(R) Holdings (LabCorp(R)) expect to make commercially available in the third quarter of 2003. The advantage of the Effipure technology waS presented by Anthony P. Shuber, EXACT Sciences' Executive Vice President and Chief Technology Officer, at the annual meeting of the American Association for Cancer Research held in Washington, D.C., July 11-14, 2003. The Company plans to submit a manuscript on the complete data set to a peer-reviewed journal for publication.

"Effipure is a novel technology that increases the amount of target DNA extracted from stool. We have identified that a critical parameter within the PreGen-Plus assay is the need for high yields of human DNA from stool," stated Shuber. "Effipure is a result of an ongoing effort within our Research and Development group to maximize the performance characteristics of PreGen-Plus."

"It is exciting to add an important new technology to our already very powerful PreGen-Plus assay in such a short time," added Don Hardison, EXACT Sciences' CEO and President. "We have said that one of our goals was, and is, to improve the ability of PreGen-Plus to detect colorectal cancer, and we began these initiatives even as we knew that some of these improvements might be achieved before the completion of our multi-center study. I believe we owe it to physicians and patients to provide them with the best test that we have, and at this point, the commercial version of PreGen-Plus, with Effipure, is that test."

PreGen-Plus is EXACT Sciences' non-invasive DNA-based technology for the early detection of colorectal cancer in the average-risk population. Currently, the American Cancer Society recommends that the more than 80 million Americans over the age of 50 should be screened regularly for colorectal cancer. If detected at an early stage, colorectal cancer has a cure rate of higher than 90 percent. Due to the inconvenience and discomfort associated with currently available screening methods, however, a majority of people avoid screening and therefore, most colorectal cancer cases are detected at a later stage when the cure rate is less than 50 percent. It is estimated that approximately 150,000 Americans will be diagnosed with colorectal cancer in 2003, and 57,000 people will die from the disease. In June 2002, EXACT Sciences signed a strategic partnership agreement with LabCorp for the commercialization of PreGen-Plus. EXACT Sciences and LabCorp expect that PreGen-Plus will be commercially available in the third quarter of 2003.

ABOUT EXACT SCIENCES CORPORATION

EXACT Sciences Corporation is an applied genomics company that has developed proprietary technologies that may be used for the early detection of several common cancers. EXACT Sciences has selected colorectal cancer as the first application of its technologies. Colorectal cancer is the most deadly cancer among non-smokers, and is curable if detected early. Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low. EXACT Sciences believes its genomics-based technologies will enable early detection of colorectal cancer so that more people can be effectively treated. Founded in 1995, EXACT Sciences is based in Marlborough, Mass. Detailed information on EXACT Sciences can be found on the World Wide Web at http://www.exactsciences.com/

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, its clinical trials, the commercial launch of its technologies, and the effectiveness and market acceptance of its technologies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences' control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, the inability of EXACT Sciences to automate and develop processes that make its assays commercially attractive; that the completion of clinical studies may not prove the superiority of EXACT

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Sciences' technologies; the lack of market acceptance of PreGen-26, PreGen-Plus, and other PreGen technologies to screen for colorectal cancer; the inability of EXACT Sciences to control its commercial partners' operations, performance or sales performance, including sales of products utilizing EXACT Sciences' technologies; the loss of support of key scientific collaborators; competition; the ability of EXACT Sciences or its strategic or collaborative partners to obtain in a timely manner any third-party licenses or manufacture and supply agreements that may be necessary to commercialize its technologies; a decrease in available raw materials; and the inability to protect EXACT Sciences' intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences' public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent Forms 10-Q.

     CONTACT:
     Media Contact
     Peggy Kochenbach, 617.267.8223
     kochenbp@fleishman.com
     or
     Investor Relations
     Amy Hedison, 508.683.1252
     ahedison@exactsciences.com